UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14C

(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

X	Preliminary information statement

_____	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)).

_____	Definitive information statement.

Hotel Outsource Management International, Inc.

(Name of Registrant as Specified in its Charter)

Payment of filing fee (check appropriate box):

X	No fee required.

_____	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Tile of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

_____	Fee paid previously with preliminary materials.

_____ Check box if any part of the fee is offset as provided by Exchange Act of Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.
80 Wall Street, Suite 815
New York, New York 10005
(212) 344-1600

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that pursuant to Sections 2.4 and 3.4 of the bylaws of Hotel Outsource Management International, Inc. (“HOMI” or the “Company”), a Special Meeting (the “Special Meeting”) of the holders of common stock (the “Shareholders”) of HOMI as of June 13, 2006 (the “Record Date”), will be held at the David Intercontinental Hotel, 12 Kaufman Street, Tel Aviv, 61501 Israel on the 5th day of July 2006 at 10:30 a.m. (Israel time) for the following purposes:

(1)        To remove the following directors from their directorship: Avraham Bahry; and Boaz Tamir; and

(2)        To elect the following individuals as the directors of the Company: Jacob Ronnel; Ariel Almog; Jules Polak; Philippe Schwartz; Yoav Ronen, Jacob Faigenbaum and Uri Kellner.

A majority of the shareholders intend to vote “for” the above-mentioned transactions.

All shareholders are invited to attend the Special Meeting in person.

An Information Statement is attached to this Notice.

THE BOARD OF DIRECTORS IS NOT SOLICITING PROXIES AND YOU ARE REQUESTED NOT TO SEND A PROXY.

/s/Jacob Ronnel
Jacob Ronnel
President
Hotel Outsource Management International, Inc.
Date:	June 15, 2006

HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.
80 Wall Street, Suite 815
New York, New York 10005

INFORMATION STATEMENT

This Information Statement is being furnished to the stockholders of Hotel Outsource Management International, Inc., a Delaware corporation (“HOMI” or the “Company”), as per Sections 2.4 and 3.4 of the Company’s by laws and pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934. It is furnished in connection with a special meeting of stockholders scheduled for July 5, 2006 for the purposes set forth in the accompanying Notice of Special Meeting of stockholders.

This Information Statement and accompanying Notice of Annual Meeting of Stockholders are being mailed on or about June 20, 2006.

Record Date; Voting Securities

Only holders of record of the Company’s common stock as of June 13, 2006 (the “Record Date”) shall be entitled to vote at the annual shareholders meeting on the basis of one vote for each share held. As of May 30, 2006, there were 39,100,573 shares of HOMI common stock outstanding. The presence, either in person or by proxy, of a majority of the total number of shares of common stock outstanding on the Record Date is necessary to constitute a quorum and to transact such matters as come before the Annual Meeting.

As of the Record Date, certain stockholders, including some members of management (“Majority Stockholders”) collectively owned greater than 50% of the Company’s outstanding common stock and will vote such shares to remove two of the current directors and to elect as directors the seven nominees listed under the caption “Election of Directors.” Since the common stock owned by the Majority Shareholders constitute a majority of HOMI’s outstanding common stock, the Board of Directors determined not to solicit proxies. All stockholders of record on the record date are entitled to attend the meeting and vote their shares personally or through their own legally constituted proxy.

WE ARE NOT ASKING YOU FOR A PROXY OR A CONSENT
AND YOU ARE REQUESTED NOT TO
SEND US A PROXY OR A CONSENT

This date of this Information Statement is June 15, 2006.

INFORMATION STATEMENT FOR ANNUAL MEETING
OF HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC. SHAREHOLDERS

To Be Held July 5, 2006

The Board of Directors of Hotel Outsource Management International, Inc., furnishes this Information Statement to shareholders in connection with a special meeting of HOMI’s shareholders, to be held at 10:30 AM on July 5, 2006 at the David Intercontinental Hotel, 12 Kaufman Street, Tel Aviv, 61501 Israel for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders.

SPECIAL MEETING

On May 26, 2006, shareholders representing approximately 21,200,000 shares of HOMI common stock (the “Majority Stockholders”) notified HOMI in writing that pursuant to Section 2.4 and 3.4 of the Company’s by laws, such shareholders were demanding a special meeting of shareholders to take the following actions: removal of two (2) of the current directors; and election of a total of seven (7) directors, including four (4) current directors.

The Majority Stockholders are demanding the removal of two of HOMI’s current directors, including the Chairman, because, in the opinion of the Majority Stockholders, these two directors, in continuously opposing any expansion and/or growth opportunities for HOMI, have not acted in the best interests of the Company. The Majority Stockholders are dissatisfied with the lack of growth of HOMI, and believe the company would be better served by directors with experience in the hospitality industry.

The following shareholders comprise the Majority Stockholders:

1.	Avinoam Unger
2.	Avner Briner
3.	Gal Briner
4.	Adam Stabholz
5.	Jackie Ronnel
6.	Muscom Holding
7.	Saar Properties Ben-David
8.	David Ben David
9.	Shai Sheffer
10.	Alex Sugar
11.	Evelyn Beatriz Rosenberg
12.	Shaston Corp.
13.	Lowood Trading
14.	Eran Stabholz
15.	Joseph Stabholz
16.	Rodia Mihali
17.	Johnathan Kol-Bar
18.	Laurance Wizel
19.	Oscar Gluck
20.	David Horn
21.	Mobile Software (Israel) Ltd.
22.	Ronen Yoav
23.	Ronen Yoav Holdings Ltd.
24.	Ariel Almog
25.	Intellectual Property
26.	Blackborn Financial
27.	Calderstone Invest
28.	Mordechai Shugerman
29.	Regal Trust
30.	Avraham Greenfeld
31.	Bernard Jammet
32.	David Cohen
33.	Integral Holding Ltd.
34.	Yuval Keriathi
35.	Kaan Mihali
36.	Rosa Mihali
37.	Elie Cohen
38.	David Yakov
39.	Avi Lior
40.	Efraim Rothschild
41.	Yaniv Emma-Mullin
42.	Ronen Yuster
43.	Roni Arbel
44.	Progress Holding S.A.
45.	William and Pai-Wen Buckley
46.	Daniel Cohen
47.	Geoffry Wolf
48.	Meir Swerdlow

Removal of Directors

The Majority shareholders will vote “FOR” the removal of the following directors:

1.
Avraham Bahry, 60, has been Chairman of HOMI since December 2004. Mr. Bahry established Mul-T-Lock Ltd., an Israeli corporation, in 1973, which he grew into a multi-national holding company in the business of products and services for the protection of life and property. Mr. Bahry sold Mul-T-Lock Ltd. in 1999 and has worked as a consultant since then.

2.
Boaz Tamir, 53, has been a director of HOMI since December 2004. Dr. Tamir is a founding partner of Montefiore Partners Venture Capital fund, and Ronald Group (Environment), a consulting firm. Dr. Tamir also founded and directed, with PWLL Accountants, Ya’ad Business Development Ltd., a consulting company. He was the founder and chief executive officer of Be-Connected, a telecommunications company. Dr. Tamir received a Ph.D in Business Administration and Political Economy from MIT.

Election of Directors

The following are the nominees and other directors of the Company who will continue in office beyond the Special Meeting, with information including their principal occupation and other business affiliations, the year each was first elected as a director, other affiliations and each director’s or nominee’s age. The Majority Stockholders will vote FOR the election of each nominee listed below.

Jacob Ronnel, 49, has been Chief Executive Officer, President and a director of HOMI since December 28, 2001, director and Chief Executive Officer of HOMI Israel Ltd. (formerly known as Bartech Mediterranean Ltd.) since May 1997 where he became a managing director in March 1998; President and a director of HOMI South Africa (Pty) Ltd. (formerly known as Batim Bartech) since inception in 1999 and director and chief executive officer of Hotel Outsource Services, Inc. since September 2001. From July 1997 to September 1997, Mr. Ronnel was a consultant to and provisional manager of Brookside Investments Ltd. From 1996 to 2002, he was a consultant for Kassel Financial Consultants, located in Israel. Mr. Ronnel obtained a degree in International Hotel Administration from Ecole Hoteliere de Lausanne, Switzerland.

Yoav Ronen, 47, has years of experience managing hotels. Since 2005, he had been Supervisor and Director of Marketing for two hotels in Prague, Czech Republic: The Joe Hotel and Villa Schwaiger. Since 2003, he has been Supervisor and Director of Marketing for the Ros Maris Rob D.o.o. Hotel in Croatia. From 1995-2002 he served as Chief Executive Officer for the Hotel Jordan River in Tiberius, Israel, and Hotel Carmel in Netanya, Israel. Mr. Ronen obtained received a Bachelor’s degree in Business and Accounting from Tel Aviv University.

Ariel Almog, 38, has been Chief Operating Officer, secretary and director of HOMI since December 28, 2001. He has been Chief Operating Officer and a director of HOMI Israel Ltd. (formerly known as Bartech Mediterranean Ltd.) since May 1997, COO and a director of HOMI South Africa (Pty) Ltd. (formerly known as Batim Bartech) since inception in 1999 and a director and chief operating officer of Hotel Outsource Services, Inc. since September 2001. From 1996 to 1998, Mr. Almog was an owner of a franchise Apropo Cafe restaurant in Israel. He received a Bachelor of Business Administration and Marketing from Schiller International University (American University, Paris, France).

Uri Kellner, 78, has served as a director of many companies throughout his career. Since 2002, Mr. Kellner has been a member of the Board of Directors of Nir Let Ltd., an Israeli corporation. From 1996-2000, he was chairperson of the Board of Directors of Kal-Kor, Ltd., Ein Carmel, and from 1992 to 1997, he was chairperson of the Board for Company of the Development of Old Acco, both located in Israel. From 1990 to 1999, he served as a member of the Board of Directors of Kalat Ltd., Ofakim, Israel. Mr. Kellner received his Bachelor of Science in Commerce Law from London College, England. He is a member of the Fellow Institute of Chartered Accountants.

Jacob Faigenbaum, 52, has been a director of HOMI since 2005. He served as Founder and Managing director of Financial Guardian Group since 2001. He was Senior Manager of Old Mutual International in London from 1997 to 2001, and he was Managing Director of Pioneer International, International Investments Advisory from 1986-1997. Mr. Faigenbaum served in the Israeli Defense Forces as Colonel. He received a Masters of Economics and Business Administration from Bar Ilan University (Israel) and is currently finishing his LLB.

Philippe Schwartz, 46, was the Regional Director of Finance for West Coast and Hotel Controller of the Intercontinental Hotels from 2001 to 2005, where he was responsible for five Intercontinental hotels. His duties also included financial reporting, property acquisition and management. From 1990 to 2001, Mr. Schwartz worked for the Athenaeum Intercontinental Hotel in Athens, Greece, where he was regional director of finance for East Mediterranean and CIS, and Controller of the hotel, overseeing numerous hotels in over 19 countries. For over 20 years Mr. Schwartz has served as financial controller for other Intercontinental hotels located throughout the world. Mr. Schwartz is a certified accountant. He is a graduate of Ecole Superieure de Commerce, and has a master’s degree in Hotel Management from Lycee Technique Hotelier Jean Drouant, Paris, France.

Jules M. Polak has been a director of HOMI since December 2004. Mr. Polak has been a principal of Jules Polak Business Consulting Ltd. since 2000. From 1993 to 2000, he was Chief Executive Officer of Golden Pages Israel, the yellow pages publisher of Israel. He has been a director of several privately held companies in Israel.

There are no family relationships between any nominee and/or any executive officers of the company.

Board Meetings and Committees

Currently, HOMI does not have a nominating committee. It intends to form such a committee in the near future. All director candidates are considered by the entire board. The Board of Directors has adopted a policy with regard to the consideration of any director candidates recommended by security holders.

HOMI’s board of directors has a process whereby security holders may send communications to the board of directors. Such security holders may send certified letters to Jacob Ronnel, CEO of HOMI, who shall be responsible for presenting such communication to the entire board.

HOMI has adopted a code of ethics that applies to its principal executive officers, principal financial officer and principal accounting officer. HOMI will provide any person without charge, upon request, a copy of such code of ethics and explain the manner in which such request may be made. HOMI has an audit committee with three members, one of whom is a financial expert.

Directors' compensation

Directors will be reimbursed for the expenses they actually incur in attending board meetings. Directors will be paid $1,000 per directors meeting attended, and $500 for each committee meeting attended.

HOMI intends to adopt an Employee Stock Option Plan for management and key employees in which between 2,000,000 and 3,000,000 options would be issued. However as of the date of this report, no such plan has been adopted.

Executive Compensation

The following is a chart of compensation paid to all executive officers of the Company.

Name And Principal Position	Year	Annual Compensation			Long-Term Compensation		All Other Compen-sation ($)
		Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Awards
					Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs ($)

Jacob Ronnel	2003	$100,000
CEO, President	2004(1)	$100,000					$13,491
	2005	$107,994		$4,750- interest

Ariel Almog	2003	$130,200
COO, Secretary	2004(2)	$161,000
	2005	$153,979		$6,000- interest

Sigal Grinboim	2003	N/A
CFO	2004	$20,000
	2005	$48,000

Avraham Bahry	2003	N/A
Chairman	2004	$5,000
	2005(3)	$0

(1)
In 2004, Mr. Ronnel’s salary was paid as follows: HOMI Israel- $24,497; HOS-$39,996; HOMI- $48,998. According to the employment agreement entered into by Jacob Ronnel and HOS which commenced June 2002, Mr. Ronnel shall serve as Chief Executive Officer at $80,000 per year; however, Mr. Ronnel received only 50% of his base salary ($40,000 per year) until June 2003, and resumed his $80,000 per year salary in July 2003 ($40,000 from HOS and $40,000 from HOMI). Mr. Ronnel is entitled to an annual performance-based bonus. HOS may terminate this agreement upon 90 days written notice.

(2)
Mr. Almog’s entire salary was paid by HOS. Pursuant to Ariel Almog's employment agreement with HOS, Mr. Almog is to receive an annual base salary of $80,000 per year as Chief Operating Officer, commencing June 2002. Mr. Almog will be entitled to annual performance-based bonuses. Mr. Almog also receives $1,000 per month for medical insurance, matching 401(k) contributions up to 5% of his base salary, a housing allowance of between $2,500 and $2,700 per month, $1,300 per month child education allowance, a car, and a one-time relocation allowance of $5,000. HOS may terminate this employment agreement upon 90 days written notice. Commencing in April 2002, Mr. Almog has been receiving an annual gross salary of $80,000 per year from HOS, plus up to $70,000 in expenses from HOS.

(3)
Mr. Avraham Bahry has a consulting agreement with HOMI, pursuant to which he receives $75,000 per year commencing January 1, 2005; however, he has agreed to waive any payments until such time as HOMI achieves a net profit.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In December 2003, Jacob Ronnel and Ariel Almog lent us $150,000 under notes payable bearing interest at a fixed rate of 4%. A portion of the loans were converted into shares of our common stock subsequent to December 31, 2005. During each of the years ended December 31, 2004 and 2005, we incurred interest of approximately $12,000 under these loans.

In February 2004 the board of directors approved a series of agreements with shareholders by which in return for services rendered to us in 2003 and 2004, the stockholders were issued 1,000,000 shares at no consideration. We recorded $213,000 and $87,000 as stock based expenses in 2003 and 2004, respectively.

In March 2004 two of our shareholders extended loans of $600,000 to us for the purpose of purchase of additional minibars. These loans were converted into share capital as part of the rights offering we held in July 2004. Pursuant to such offering, on July 10, 2004, we commenced an offering to our existing shareholders, pursuant to which each shareholder was offered the right to purchase one share of our restricted common stock for every 5.566 shares of common stock held as of such date. A total of 4,500,180 shares were offered. The purchase price was $0.33 per share. This offering expired on August 12, 2004 and we raised $936,000, including the conversion of the aforementioned stockholder loans, and issued 2,834,358 shares of common stock.

In May 2004 we approved the conversion of certain shareholder loans and others amounting to $414,000 into 828,000 shares of our restricted common stock.

In September 2004 a shareholder lent us $150,000. In October 2004 we converted this loan, plus a previous loan of $250,000 into 952,522 shares of our common stock.

In November 2004 Avraham Bahry and Rodia Mihali lent us $350,000. Prior to their satisfaction, the loans had an initial term of six months (that was subsequently deferred), required interest at a fixed rate of 10% per annum, and were secured by a (i) general lien and security interest over all of our assets (except that such security position was subordinate to all pre-existing liens on such assets) and (ii) the pledge of 2,000,000 shares of our common stock owned by Jacob Ronnel, Ariel Almog and Benzion Perko. We had the right to satisfy the loans plus accrued interest through the issuance of its common stock at a price of $0.25 per share, and such right was exercised in 2006 for the note balance owed at December 31, 2005 (one of the loans was paid in 2005)

Daniel Golan, the minority shareholder of HOMI South Africa (Proprietary) Limited granted a loan to us that had a balance of approximately $299,000 and $297,000 as of December 31, 2004 and 2005, respectively. The loan is linked to the South African Rand with annual interest of 10.5%. The loan term is indefinite with no fixed terms of repayment.

During the years ended December 31, 2004 and 2005, the Company incurred interest of $18,000 and $72,000 under these notes. At December 31, 2005, we owe our stockholders approximately $52,000 for accrued interest.

During the year ended December 31, 2005, we engaged a shareholder to provide certain consulting service under an agreement that allowed us to remunerate the consultant in cash and/or shares of our common stock. The initial agreement provided that the number of shares to be issued would be 37,500 per quarter; however this number of shares was subsequently reduced by 20% to 30,000 shares for Q3 and Q4 of 2005. Subsequent to December 31, 2005, we made the decision to satisfy the amount owed of $68,000 for such consulting services through the issuance of 135,000 shares of our restricted common stock.

During the years ended December 31, 2004 and 2005, we incurred various related party expenses for the following:

Description	2004	2005

Rent and office services	$37,000	$-
Directors’ fees and liability insurance	-	45,000
Consulting fees	158,000	242,000
Totals	$195,000	$287,000

Principal Stockholders and Security Ownership of Management

The following table sets forth certain information known to HOMI with respect to beneficial ownership of HOMI common stock as of May 30, 2006, the number and percentage of outstanding shares of common stock beneficially owned by each person who beneficially owns:

more than 5% of the outstanding shares of our common stock; each of our officers and directors; and all of our officers and directors as a group.

Names and Address of Beneficial Owner	Number of Shares Beneficially Owned	% Beneficially Owned (4)

Jacob Ronnel 21 Hasvoraim Street Tel Aviv, Israel	2,379,312	6.1%

Ariel Almog 224 Maypoint Drive, San Raphael, CA	2,894,832	7.4%

Blackborn Consulting (1999) LTD.(1) 25 HaMerad Street Tel Aviv, Israel	3,601,917	9.2%

Rodia Mihali(2) 21 Neher St Munich, Germany	2,380,562	6.1%

Sigal Grinboim 7 Barazani Street Ramat Aviv, Israel	0	0%

Avraham Bahry 1 Gan Hashikmin Street Ganei-Yehuda-Savion, Israel	3,566,838	9.1%

Jules Polak 4 Kiriati Street Ramat Gan, Israel	0	0%

Boaz Tamir 10 Hoaranim Street Zichron-Yaacov, Israel	0	0%

Robert W. Singer(3) 2110 West County Line Road Jackson, New Jersey	0	0%

All officers and directors as a group (8 people)(2)(3)	11,221,544	28.7%

(1)	The beneficial owner of the securities held by Blackborn Consulting is Mr. Benzion Perko, 17 Alterman Street, Kfar-Saba, Israel.
(2)	Mr. Mihali resigned as director on June 24, 2005
(3)	Senator Singer resigned as a director in 2005.
(4)	Based on a total of 39,100,573 shares outstanding as of May 30, 2006.

STOCKHOLDERS’ PROPOSALS AND NOMINATIONS

Any stockholder who desires to present proposals to the next annual meeting and to have such proposals set forth in the information statement mailed in conjunction with such annual meeting must submit such proposals to the Company not later than January 31, 2007. All stockholder proposals must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission.

In addition, the Company’s policy on stockholder nominations for director candidates requires that to be considered for next year’s slate of directors any stockholder nominations for director must be received by Jacob Ronnel, the CEO of the Company, at the office of the Company’s Israeli counsel, 72 Weizman Street, Tel Aviv, Israel 62308, no later than January 31, 2007. The Nominating Committee will evaluate any proposed nominees using similar criteria as used for other nominees and will consider such nominees in comparison to all other nominees. The Nominating Committee has no obligation to nominate any such person for election.

Stockholders may write to Jacob Ronnel, the CEO of the Company, at the Company’s Israeli office located at 4 Raul Wallenberg Street, Tel Aviv, Israel, to deliver the stockholder proposals and stockholder nominations discussed above.

The Majority Stockholders will vote “FOR” each proposal listed below.

PROPOSAL ONE.
REMOVAL OF DIRECTORS

Two Directors, Avraham Bahry and Boaz Tamir, are to be removed from the Board of Directors effective immediately upon the vote of the Majority Stockholders at this special shareholders meeting.

PROPOSAL TWO.
ELECTION OF DIRECTORS

Seven Directors are to be elected at the meeting for a one-year terms ending at the 2007 Annual Meeting. The Majority Stockholders have nominated Jacob Ronnel, Ariel Almog, Jacob Faigenbaum, Jules Polak, Uri Kellner, Philippe Schwartz, and Yoav Ronen. Jacob Ronnel, Ariel Almog, Jules Polak and Jacob Faigenbaum are presently directors of the Company.

 THE COMPANY IS NOT SOLICITING PROXIES
VOTING PROCEDURES

Tabulation of Votes: Hillel Steinberger, CPA, will tabulate all votes cast in person or by proxy at the meeting.

Effect of an Abstention and Broker Non-Votes: A shareholder who abstains from voting on any or all proposals will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will not be counted either in favor of or against the election of nominees or other proposals.

INDEPENDENT PUBLIC ACCOUNTANT

Kingery & Crouse has served as HOMI’s independent public auditor since January 2005. All payments to them are current. Members of Kingery & Crouse will be available via telephone conference call during HOMI’s annual meeting and will have an opportunity to speak and will be available to respond to questions.

Audit Fees

The aggregate fees billed for professional services rendered for the audit of HOMI’s annual financial statements for the year ended December 31, 2005 were approximately $46,000. Aggregate fees for the audit of financial statements for the year ended December 31, 2004 amounted to $43,200.

Audit Related Fees

The aggregate fees billed in each of the last two fiscal years for assurance and related services by Kingery & Crouse and its predecessor, that are reasonably related to the performance of audits or reviews of HOMI’s financial statements other than those disclosed under “Audit Fees” was $0 in 2004 and $0 in 2003.

Tax Fees

For 2005 and 2004, there were no aggregate fees billed in each of the last two fiscal years for professional services rendered by HOMI’s independent accountant for tax compliance, tax advice and tax planning.

OTHER MATTERS

The Company does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. In addition to the scheduled items of business, the meeting may consider shareholder proposals and matters relating to the conduct of the meeting.

Dated: June 15, 2006

A COPY OF THE COMPANY’S FORM 10-KSB FOR THE PERIOD ENDING DECEMBER 2005 IS ATTACHED AND INCORPORATED INTO THIS INFORMATION STATEMENT. IF THERE ARE ANY REQUESTS FOR ANY OTHER DOCUMENTS PLEASE CONTACT:

Jacob Ronnel
Hotel Outsource Management International, Inc.
80 Wall Street, Suite 815
New York, New York 10005